Re: Wells Timberland REIT, Inc. Escrow Update

Dear Investor:

We are pleased to report that the Wells Timberland REIT, Inc. ("Wells Timberland REIT") met the escrow terms set forth by the prospectus and has begun accepting subscriptions from all investors.

Enclosed is your trade confirmation indicating that your subscription was accepted. As a reminder, any interest earned while your deposit was held in escrow will be used by the fund in accordance with the terms of the prospectus.

Should you have any questions, please contact our Client Services Specialists at 800-557-4830 or e-mail investor.services@wellsref.com.

On behalf of everyone at Wells Real Estate Funds, thank you for your investment in Wells Timberland REIT. We look forward to serving you for years to come.

Sincerely,

/s/ Leo F. Wells III

Leo F. Wells III

President

Enclosure